As filed with the Securities and Exchange Commission on November 5, 2012

Registration No. 333-159777

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________________

CHINA TRANSINFO TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

_________________________________________

Nevada	87-0616524
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification Number)
organization)

9th Floor, Vision Building,
No. 39 Xueyuanlu, Haidian District,
Beijing, China 100191
(Address of Principal Executive Offices, including zip code)
_________________________________________

China TransInfo Technology Corp. 2009 Equity Incentive Plan
(Full title of the plan)

Copies of Correspondence to:

CSC Services of Nevada, Inc.	Louis A. Bevilacqua, Esq.
502 East John Street	Pillsbury Winthrop Shaw Pittman LLP
Carson City, NV 89706	2300 N Street, N.W.
(775) 882-3072	Washington, D.C. 20037
(Name, address, and telephone number, including area code, of agent for service)	(202) 663-8000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller
reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-8 (Reg. No. 333-159777) (the “Registration Statement”) of China TransInfo Technology Corp. (the “Company”). Effective as of October 31, 2012 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of June 8, 2012, by and among TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”), TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. In connection with closing of the Merger, each issued and outstanding share of common stock of the Company, other than certain excluded shares, was converted into the right to receive $5.80 per share in cash, without interest. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Beijing, People’s Republic of China, on this 5th day of November, 2012.

CHINA TRANSINFO TECHNOLOGY CORP.

By: /s/ Shudong Xia
       Shudong Xia
       Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.